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                                                                   EXHIBIT 3.1.1


           CERTIFICATE OF DESIGNATIONS, PREFERENCES AND OTHER RIGHTS

                                     OF THE

                            SERIES A PREFERRED STOCK

                                       OF

                             PICTURETEL CORPORATION

                       Pursuant to Section 151(g) of the

                       Delaware General Corporations Law

       Picturetel Corporation, a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), hereby certifies that, pursuant to the authority conferred upon the Board of Directors of the Corporation (the "BOARD OF DIRECTORS") by the Certificate of Incorporation of the Corporation, as amended (the "CERTIFICATE OF INCORPORATION"), and in accordance with Section 151(g) of the Delaware General Corporations Law, the Board of Directors on January 18, 1999 duly adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

       RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors and in accordance with the provisions of the Certificate of Incorporation, there is hereby created and authorized a series of Preferred Stock, par value $0.01 per share, of the Corporation, and the designation and amount thereof and the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

                            SERIES A PREFERRED STOCK

       SECTION 1. DESIGNATION. The series of Preferred Stock hereby created shall be designated and known as the "SERIES A PREFERRED STOCK." The number of shares constituting such series shall be Six Million (6,000,000).

       SECTION 2. LIQUIDATION RIGHTS.

       2.1 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each holder of shares of Series A Preferred Stock shall be entitled to receive on the date of payment of any liquidation amount to the holders of the Corporation's common stock, par value $0.01 per share ("COMMON STOCK"), a payment equal to the purchase price originally paid for the Series A Preferred Stock upon issuance (the "PURCHASE PRICE") together with any declared but unpaid dividends therein, before any payment is made to the holders of common stock (the "PREFERENCE AMOUNT"). After the full Preference Amount on all outstanding shares of the Series A Preferred Stock has been paid,


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any remaining funds and assets of the Corporation legally available for distribution to stockholders shall be distributed pro rata among the holders of the Common Stock. If the Corporation has insufficient assets to permit payment of the Preference Amount in full to all Series A Preferred Stock stockholders, then the assets of the Corporation shall be distributed ratably to the holders of the Series A Preferred Stock in proportion to the Preference Amount each such holder would otherwise be entitled to receive.

       2.2 A merger or consolidation of the Corporation, or sale of the Corporation's Common Stock (including, without limitation, pursuant to a tender offer) in any single transaction or series of related transactions, in any such case in which its stockholders do not retain a majority of the voting power in the surviving corporation, or a sale of all or substantially all the Corporation's assets, shall each be deemed to be a liquidation, dissolution or winding up of the Corporation.

       SECTION 3. CONVERSION.

       3.1. VOLUNTARY CONVERSION. Each share of Series A Preferred Stock will be convertible, at the option of the holder thereof, at the office of the Corporation or any transfer agent for such shares, into Common Stock. The number of shares of Common Stock into which each share of Series A Preferred Stock will be converted will be equal to the Purchase Price of such share divided by the Conversion Price (as hereinafter defined) of such share. The initial Conversion Price for each share of Series A Preferred Stock shall be an amount equal to the Purchase Price of such share. The Conversion Price shall be subject to adjustment as provided in Section 3.3.

       3.2. MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of one share of Common Stock, as reasonably determined in good faith by the Board of Directors. Before any holder of Series A Preferred Stock shall be entitled to receive certificates for the shares of Common Stock issued upon conversion, such holder shall surrender the certificate or certificates for the shares of Series A Preferred Stock being converted, duly endorsed, at the principal office of the Corporation and shall state therein its name or the name, or names, of its nominees in which it wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder or such holder's nominee shall be entitled as aforesaid, together with cash in lieu of any fraction of a share of Common Stock. Subject to the foregoing, such conversion shall be deemed to have been made immediately and upon surrender of the certificate representing the shares of Series A Preferred Stock to be converted in the case of a voluntary conversion pursuant to Section 3.1. The Person or Persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.




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       3.3  ADJUSTMENTS TO CONVERSION PRICE. If the Corporation shall issue shares of Common Stock to the holders of Common Stock as a dividend or stock split, or in the event that the Corporation reduces the number of outstanding shares of Common Stock in a reverse stock split or stock combination, then the Conversion Price shall be adjusted such that the holders of shares of Series A Preferred Stock shall receive, upon conversion of the Series A Preferred Stock, that number of shares of Common Stock that such holder would have owned following such dividend, stock split, reverse stock split or stock combination if such conversion had occurred immediately prior to the record date for such stock split, stock dividend, reverse stock split or stock combination of the Common Stock, as the case may be. If the Corporation shall issue shares of Series A Preferred Stock to the holders of Series A Preferred Stock as a stock dividend or stock split, or in the event that the Corporation reduces the number of outstanding shares of Series A Preferred Stock in a reverse stock split or stock combination, then the Conversion Price shall be adjusted such that the holder of shares of Series A Preferred Stock shall receive, upon conversion of the Series A Preferred Stock, the number of shares of Common Stock that such holder would have owned if such conversion had occurred immediately prior to the record date for such stock split, stock dividend, reverse stock split or stock combination of the Series A Preferred Stock, as the case may be. In the event of a reclassification or other similar transaction as a result of which shares of Common Stock are converted into another security, then the Conversion Price shall be determined such that the holders of shares of Series A Preferred Stock shall receive, upon conversion of such Series A Preferred Stock, the number of such securities that such holder would have owned following such conversion of the Common Stock into another security if such conversion had occurred immediately prior to the record date of such reclassification or other similar transaction. No adjustments with respect to dividends (other than stock dividends) shall be made upon conversion of any share of Series A Preferred Stock; PROVIDED, HOWEVER, that if a share of Series A Preferred Stock shall be converted subsequent to the record date for the payment of a dividend (other than a stock dividend) or other distribution on shares of Series A Preferred Stock but prior to such payment, then the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend (other than a stock dividend) or other distribution payable on such share on such date notwithstanding the conversion thereof or the Corporation's default in payment of the dividend (other than a stock dividend) due on such date.

       3.4. COMMON STOCK RESERVED. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall, at all times, be sufficient for conversion of all outstanding Series A Preferred Stock.

       SECTION 4. DIVIDEND RIGHTS.

       4.1 GENERALLY. Until February 18, 2004, the holders of shares of Series A Preferred Stock will be entitled to receive, if (but only if), when and as declared by the Board of Directors, out of any funds legally available therefor, noncumulative dividends at the rate of 6% of the Purchase Price per share per annum (appropriately adjusted for stock splits and combinations) for each share of Series A Preferred Stock then held by them. Such dividends may be payable quarterly or otherwise as the Board of Directors



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may from time to time determine. Dividends may be declared and paid upon shares of Common Stock or any other senior series of preferred stock in any fiscal year of the Corporation, but only if dividends are also concurrently declared and paid on the Series A Preferred Stock in an amount per share equal to: (a) in the case of a dividend declared on the Common Stock, the amount per share declared on each such share of Common Stock, (b) in the case of a dividend declared on senior preferred stock convertible into Common Stock, the amount determined by dividing the aggregate amount of the dividend declared and paid on all outstanding shares of such senior preferred stock, divided by the number of shares of Common Stock such outstanding shares of senior preferred stock are convertible into as of the record date for such dividend, and (c) in the case of senior preferred stock that is not convertible into Common Stock, in an amount determined by the Board of Directors in good faith such that the holders of Series A Preferred Stock receive an equivalent dividend in such circumstances. The record date for any such dividend shall be the same record date as set for holders of Common Stock or senior preferred stock, as the case may be. No right shall accrue to holders of Series A Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividends bear or accrue interest.

       4.2 PARTICIPATION WITH COMMON. If any dividend or other distribution payable in property other the cash is declared on the Common Stock (excluding any dividend or other distribution for which adjustment to the Conversion Price is provided by Section 3.3), each holder of Series A Preferred Stock on the record date for such dividend or distribution shall be entitled to receive on the date of payment or distribution of such dividend or other distribution the same property that such holder would have received if on such record date such holder was the holder of record of the number (including for purposes of this Section 4 any fraction) of shares of Common Stock into which the shares of Series A Preferred Stock then held by such holder are convertible.

       SECTION 5. VOTING RIGHTS.

       5.1. GENERALLY. The holders of shares of Series A Preferred Stock shall have no voting rights except as otherwise provided in the Corporation's Certificate of Incorporation or by law.

       5.2. OTHER RIGHTS. In addition to any other rights provided by law or in the Certificate of Incorporation, so long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of the Series A Preferred Stock, take any action (including, without limitation, any repeal, amendment or modification to the Certificate of Incorporation or the Bylaws of the Corporation) that alters or changes any of the rights, privileges and preferences of the Series A Preferred Stock.

       SECTION 6. RESERVATION OF RIGHTS. Pursuant to the authority vested in it by the Certificate of Incorporation, the Board of Directors reserves the right to create and designate from time to time one or more additional series of



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Preferred Stock with powers, designations, preferences and rights that, subject to the provisions of Section 4.1, are senior, pari passu or junior to the Series A Preferred Stock.

       SECTION 7. SERIES A PREFERRED STOCK. The Series A Preferred Stock shall not be redeemable.

       SECTION 8. NOTICES. In addition to any other notices to which the holders of Series A Preferred Stock may be entitled pursuant to the Certificate of Incorporation, the Bylaws of the Corporation, law, contract or otherwise, the Corporation shall cause to be sent to each holder all written communications sent generally to the holders of Common Stock. In addition, within two business days following the public announcement of the establishment of a record date with respect to any vote, right or other matter relating to holders of the Corporation's Common Stock, the Corporation shall send, by first class mail, to each holder of record of Series A Preferred Stock, written notice setting forth such record date, the vote, right or other matter to which that matter relates, and all other material facts relating thereto. The Corporation shall cause such communications to be sent to holders of Series A Preferred Stock concurrently with, and in the same manner as, the sending of such communications to the holders of Common Stock.




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       IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Designations, Preferences and Other Rights to be executed by a duly authorized officer on January 18, 1999.



                                        PICTURETEL CORPORATION




                                          By:  /s/ A.L. Fatum
                                             -----------------------------------
                                        Name:      A.L. Fatum
                                             -----------------------------------
                                       Title:      Vice President and CFO
                                             -----------------------------------





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